Exhibit 99.1

LENDINGCLUB ANNOUNCES ACQUISITION OF RADIUS BANK

First U.S. Fintech to Announce Acquisition of a Bank, Now Poised to Reimagine Banking

Enhancing LendingClub’s Ability to Serve its Members, Grow its Market Opportunity, Increase and Diversify Earnings, and Provide Resilience and Regulatory Clarity

Board Adopts a Temporary Stockholder Rights Plan to Protect Bank Charter Initiative

Transaction will be Discussed during the Company’s Q4 and Full Year Earnings Call and Webcast Today at 2pm PT

San Francisco, CA – February 18, 2020 – LendingClub Corporation (NYSE:LC), America’s largest online lending marketplace connecting borrowers and investors, today announced that it has signed a definitive agreement to acquire Radius Bancorp, and its wholly owned subsidiary Radius Bank, (together “Radius”) recently voted the nation’s best online bank1 in a cash and stock transaction valued at $185 million. Combining Radius and LendingClub will create a digitally native marketplace bank at scale with the power to deliver an integrated customer experience, enabling consumers to both pay less when borrowing and earn more when saving.

Radius is a leading online bank founded in 1987 and based in Boston, MA, with more than $1.4 billion in diversified assets. It is known for its award-winning, branchless digital banking platform that combines state-of-the-art technology with the best checking and savings account features to provide a superior banking experience for consumers and small businesses. Its platform provides convenient features such as check deposit, bill pay, card management, and a personal financial management dashboard, as well as open APIs to offer “banking-as-a-service” (BaaS) functionality to leading fintechs. In addition, the company offers commercial lending options for businesses, and treasury management services for pension funds, unions, municipalities, and non-profit organizations.

LendingClub is the number one provider of personal loans in the country, facilitating more than $12.3 billion in loans in 2019. With a proven 14-year track record of improving customers’ financial health, the company has helped its over three million members to save money versus their high interest credit card debt.

[1]	https://www.bankrate.com/banking/best-online-banks/

“This is a transformational transaction that allows us to reimagine banking in a way that is free from legacy practices and systems and where the success of LendingClub is aligned with the success of our customers,” said Scott Sanborn, CEO of LendingClub. “By combining with Radius, we will create a category-defining experience for our members that will dramatically enhance the resilience and earnings trajectory of our business.”

“LendingClub has always been a fintech innovator, and I look forward to leveraging the strengths of both of our talented teams as we usher in a new era in banking,” said Mike Butler, Radius’ President and CEO. “We are excited for our employees to operate our virtual banking platform with more resources and for our clients to gain access to an industry-leading lending product. This is a perfect marriage, with LendingClub bringing the leading digital asset generation platform, and Radius contributing a leading online deposit gathering platform, to position the combined company for long-term success.”

Additional compelling strategic and financial benefits of the transaction include that it will:

•

Diversify and increase earnings by capturing the sizeable revenue opportunity that is currently being absorbed by issuing banks, reducing the use of high-cost warehouse lines, and generating additional and recurring net interest income;

•	Enhance resiliency over the economic cycle by offering a source of low-cost, stable funding;

•	Deliver regulatory clarity through a direct relationship with a primary regulator;

•	Attract new members through the addition of banking services that leverage LendingClub’s marketing strength;

•	Offer new products, services and resources through an expanded BaaS offering to better serve partners; while increasing the cross-sell power for Radius clients to gain access to lending products; and

•

Increase engagement with existing LendingClub members to help them manage their cash flow and earn savings, while generating more data to inform underwriting and help consumers progress on a path to better financial health.

The combined entity expects to be substantially accretive with a cash payback of the purchase price premium and all costs in two years. The purchase price is subject to certain adjustments set forth in the definitive agreement, and the transaction is subject to regulatory approval and other customary closing conditions and is expected to close in the next twelve to fifteen months with benefits starting to materialize immediately after close.

Further, to facilitate compliance with federal banking regulations and prevent closing of the Radius acquisition being delayed or disrupted, the LendingClub Board of Directors has adopted a Temporary Bank Charter Protection Agreement, also known as a stockholder rights agreement, and approved a dividend distribution of one purchase right for each outstanding share of the Company’s stock as of March 19, 2020. The agreement is intended to deter stock positions in excess of certain thresholds set forth by the Federal Reserve under the Bank Holding Company Act. Specifically, it provides for the dilution of any person or group of persons who acquire:

(i)	25 percent or more equity interest in LendingClub or

(ii)	7.5 percent or more of any class of LendingClub’s voting securities. This threshold automatically increases to 10 percent as set forth in the agreement.

Anyone already above such thresholds is grandfathered in at their current levels. The agreement is effective immediately and will automatically expire on either the closing of the Radius acquisition or after 18 months, whichever is earlier.

Additional details on acquisition of Radius, including the Temporary Bank Charter Protection Agreement, will be contained in a Current Report on Form 8-K that LendingClub will be filing with the Securities and Exchange Commission on Wednesday, February 19, 2020—available on the SEC’s website at www.sec.gov.

Advisors

J.P. Morgan Securities LLC served as exclusive financial advisor to LendingClub in connection with the transaction and Sullivan and Cromwell LLP served as its legal counsel. Additionally, Broadhaven Capital Partners and Piper Sandler served as financial advisors to Radius Bancorp and Hogan Lovells US LLP served as its legal counsel in connection with the transaction.

Conference Call and Webcast

LendingClub will host a conference call to discuss the fourth quarter and full year 2019 financial results at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time) today.

Webcast information

A live webcast of the call will be available at http://ir.lendingclub.com under the Filings & Financials menu in Quarterly Results. To access the call please dial +1 (888) 317-6003 or outside the U.S. +1 (412) 317-6061 with Conference ID 7474063 ten minutes prior to 2:00 p.m. Pacific Time (or 5:00 p.m. Eastern Time).

Replay

An audio archive of the call will be available at http://ir.lendingclub.com. An audio replay will also be available 1 hour after the end of the call until February 25, 2020 by calling +1 (877) 344-7529 or outside the U.S. +1 (412) 317-0088 with Conference ID 10138523.

About LendingClub

LendingClub was founded to transform the banking system to make credit more affordable and investing more rewarding. Today, LendingClub’s online credit marketplace connects borrowers and investors to deliver more efficient and affordable access to credit. Through its technology platform, LendingClub is able to create cost efficiencies and passes those savings onto borrowers in the form of lower rates and to investors in the form of risk-adjusted returns. LendingClub is based in San Francisco, California. All loans are made by federally regulated issuing bank partners. More information is available at https://www.lendingclub.com.

About Radius Bank

With assets of approximately $1.4 billion, Radius Bank is a forward-thinking digital bank committed to providing a full complement of accounts and services to meet the banking needs of consumers and businesses nationwide. Radius provides the product depth of a national brand, the technology of a fintech, and the personalized attention typically reserved for a local bank to consumers, small and middle market businesses, unions, government entities and non-profit organizations. The Bank’s award-winning digital banking platform allows consumer clients to bank from anywhere with a computer or mobile device and provides convenient features such as check deposit, bill pay, card management, and a personal financial management dashboard. Business clients enjoy a wide array of award-winning deposit products, advanced treasury management services, and loan and payment solutions. In addition, Radius’ suite of open APIs delivers a robust banking-as-a-service (Baas) platform for fintechs to quickly access core banking features and build best-in-class financial solutions. Radius specializes in partnering with forward-thinking fintechs to provide white-label deposit products, cards, digital onboarding, and account management. Radius Bank is a member of the Federal Deposit Insurance Corporation and is an Equal Housing/Equal Opportunity Lender. For further information, visit the Bank’s website at radiusbank.com, or follow the Bank on Twitter, LinkedIn, Facebook, and Instagram.

Safe Harbor Statement

Some of the statements above, including statements regarding our ability to close the pending transaction with Radius, the timing and ability to realize certain financial and strategic benefits from the transaction and the impact of a bank charter on our business, are “forward-looking statements.” The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “outlook,” “plan,” “predict,” “project,” “will,” “would” and similar expressions may identify forward-looking statements, although not all forward-looking statements contain these identifying words. Factors that could cause actual results to differ materially from those contemplated by these forward-looking statements include: the outcomes of pending governmental investigations and pending or threatened litigation, which are inherently uncertain; the impact of management changes and the ability to continue to retain key personnel; our ability to achieve cost savings from restructurings; our ability to continue to attract and retain new and existing borrowers and investors; our ability to obtain or add bank functionality and a bank charter; competition; overall economic conditions; demand for the types of loans facilitated by us; default rates and those factors set forth in the section titled “Risk Factors” in our most recent Quarterly Report on Form 10-Q and Annual Report on Form 10-K, each as filed with the SEC, as well as

LendingClub’s subsequent filings made with the Securities and Exchange Commission, including subsequent reports on Form 10-Q and 10-K. We may not actually achieve the plans, intentions or expectations disclosed in forward-looking statements, and you should not place undue reliance on forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in forward-looking statements. We do not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Information in this press release is not an offer to sell securities or the solicitation of an offer to buy securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

Media and Investor Contacts

LendingClub

For Investors: IR@lendingclub.com

Media Contact: Press@lendingclub.com

Radius Bank

Sarah Sturba

Matter Communications

radiusbankpr@matternow.com